Exhibit 99.1

InsWeb Reports First Profitable Quarter

Company Closes Term Life Agency to Focus on Lead Generation;

Realigns Management Team

SACRAMENTO, Calif., April 16, 2007 – InsWeb Corp. (NasdaqCM: INSW) today announced results for the first quarter ended March 31, 2007, reporting the first operating profit in the history of the Company.

InsWeb Chairman & CEO Hussein Enan, stated, “We are very pleased to have achieved our goal of attaining profitability for the company.  We have successfully refined and enhanced our model and can now manage the business accordingly, with the expectation of achieving operating profitability for 2007 and beyond.”

Separately, the company announced the closure of its Term Life Agency as the last stage in the Company’s plan to concentrate solely on lead generation opportunities.  InsWeb will continue to offer term life products to consumers visiting its online insurance marketplace through a lead referral model, which the Company believes is more profitable and offers a more scalable opportunity.

Revenues for the first quarter were $8.1 million, compared to $7.7 million in the first quarter of 2006 and $5.8 million in the fourth quarter of 2006.  InsWeb reported net income for the first quarter of $0.4 million, or $0.10 per share.  This compares to a net loss in the first quarter of 2006 of $1.7 million, or $0.41 per share, and to a net loss of $0.3 million, or $0.08 per share, in the fourth quarter of 2006.  The Company was cash flow positive during the first quarter of 2007 and ended the period with cash and short-term investments of $7.1 million.

“Our path to profitability started several quarters ago with a host of initiatives designed to streamline our operations and focus our efforts on profitable revenue streams.  These initiatives included tightening controls on our consumer marketing programs, significantly reducing our operating expenses, and improving our consumer metrics through the growth of our AgentInsider™ and Sponsored Web

Links programs.  Now that the expenses of realigning our technology platform with our new model are behind us, we are well-positioned as a comprehensive and scalable lead referral-based online insurance platform,” added Mr. Enan.

The Company also announced a reorganization involving members of its senior staff. Effective immediately, Jaimie Pickles, Executive Vice President, has been promoted to President & Chief Operating Officer.  Most recently, he was instrumental in the launch and growth of the company’s AgentInsider product.  “I am delighted that Jaimie has accepted to move his family to Sacramento to take a more active role in managing the company,” said Mr. Enan.  “Jaimie has repeatedly demonstrated his leadership and dedication to the success of the company; the entire staff is thrilled to have him join us at headquarters in this hands-on capacity.”

Mr. Pickles commented, “I have enjoyed eight rewarding years with InsWeb and am privileged to lead a talented and dedicated team that has persevered to position us for future success.  I am very excited about the great foundation we have built and the many opportunities that lie ahead.”

Additionally, Kiran Rasaretnam, Senior Vice President, Finance, has been promoted to Chief Financial Officer, replacing William Griffin, who will be leaving the Company in May. “Bill will be missed by the entire InsWeb Team, but we understand his desire to seek employment in the San Francisco Bay Area, where he has resided for many years.  We wish him the best in his future endeavors,” said Mr. Enan.  “We are confident that Kiran will be able to seamlessly assume Bill’s responsibilities, with the capable assistance of Steve Yasuda, Vice President and Corporate Controller, who has also been named Chief Accounting Officer.”  Both Mr. Rasaretnam, a Fellow of the Casualty Actuarial Society, and Mr. Yasuda, a Certified Public Accountant, joined InsWeb in 1999.

About InsWeb

InsWeb (NasdaqCM: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net income (loss) per share ]

[unaudited]

	Three months ended
	March 31,
	2007	2006
Revenues:
Transaction fees	$8,043	$7,565
Development and maintenance fees	67	90
Total revenues	8,110	7,655

Operating expenses (1):
Direct marketing	4,528	4,945
Sales and marketing	1,478	2,064
Technology	876	1,253
General and administrative	902	1,176
Total operating expenses	7,784	9,438
Income (loss) from operations	326	(1,783)
Interest and other income	76	92
Net income (loss)	$402	$(1,691)

Net income (loss) per share:
Basic	$0.10	$(0.41)
Diluted	$0.09	$(0.41)
Weighted average shares used in computing net income (loss) per share (1):
Basic	4,119	4,085
Diluted	4,452	4,085

(1) Amounts reported include stock-based compensation expense as follows:

Sales and marketing	$55	$44
Technology	32	0
General and administrative	227	0
Total	$314	$44

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$7,091	$6,750
Accounts receivable, net	3,412	2,804
Prepaid expenses and other current assets	272	398
Total current assets	10,775	9,952

Property and equipment	352	389
Other assets	113	115
Total assets	$11,240	$10,456

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,434	$2,248
Accrued expenses	2,571	2,672
Deferred revenue	199	245
Total current liabilities	5,204	5,165

Commitments and contingencies

Shareholders’ equity:
Common stock	7	7
Paid-in capital	203,921	203,578
Treasury stock	(6,334)	(6,334)
Accumulated deficit	(191,558)	(191,960)
Total shareholders’ equity	6,036	5,291
Total liabilities and shareholders’ equity	$11,240	$10,456